Exhibit 10.1
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of the 1st day of June, 2023, by and between WYNN RESORTS, LIMITED (“Employer”) and CRAIG BILLINGS (“Employee”). Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, Employer and Employee have entered into that certain Employment Agreement, effective as of February 1, 2022 (the “Agreement”); and

WHEREAS, Employer and Employee desire to modify certain terms and conditions to the Agreement as more fully set forth herein;
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in the Agreement, the parties hereto agree as follows:

1.Amendments. Employer and Employee hereby agree to amend the first sentence of Section 5 of the Agreement to read as follows:

5. TERM. Unless sooner terminated as provided in this Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date of this Agreement and terminate on June 1, 2027, at which time the terms of this Agreement shall expire and shall not apply to any continued employment of Employee by Employer, except for those obligations under Sections 9, 10, 11 and 21.
a.Employer and Employee hereby agree to amend Section 7(a) of the Agreement in its entirety to read as follows:

(a)    Base Salary. Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of Two Million Dollars ($2,000,000.00) per annum, payable in such installments as shall be convenient to Employer (the “Base Salary”). Employee shall be subject to performance reviews and the Base Salary may be increased but not decreased as a result of any such review. Such Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including any discretionary bonus, profit sharing plan, pension plan, retirement plan, disability or life insurance plan, medical and/or hospitalization plan, or any and all other benefit plans which may be in effect during the Term.

b.Employer and Employee hereby agree to amend Section 7(b) of the Agreement in its entirety to read as follows:

(b)    Bonus Compensation. Employee will participate in Employer’s Amended and Restated Annual Performance Based Incentive Plan for Executive Officers (the “Annual Bonus Plan”) with an annual target bonus of no less than 250% of the Base Salary. Any annual bonus Employee may be eligible to earn under the Annual Bonus Plan shall be conditioned on Employee’s continued employment through the applicable bonus performance period and may be subject to forfeiture in whole or in part upon Employee’s knowing and material violation of Employer’s Code of Business Conduct and Ethics or the Preventing Harassment and Discrimination Policy. Employee shall also be eligible to receive a bonus at such times and in such amounts as Employer in its sole and exclusive discretion may determine. Employer retains the discretion to adopt, amend or terminate any bonus plan at any time prior to a Change of Control.

c.Employer and Employee hereby agree to amend Section 7(c) of the Agreement in its entirety to read as follows:

(c)    Employee Benefit Plans. Employer hereby covenants and agrees that it shall include Employee, if otherwise eligible, in any profit sharing plan, executive stock option plan, pension plan, retirement plan, disability or life insurance plan, Executive Medical Plan and/or hospitalization plan, and any other benefit plan which may be placed in effect by Employer or any of its Affiliates and on the same terms and conditions available to Employer’s executives during the Term. All issues as to eligibility for specific benefits and payment of benefits shall be as set forth in the applicable insurance policies or plan documents. Nothing in this Agreement shall limit Employer’s or any of its Affiliates’ ability to exercise the discretion provided to it under any employee benefit plan, or to adopt, amend or terminate any benefit plan at any time prior to a Change of Control.
Employee shall also participate in the senior executive health program at all times while employed by Employer and for the twelve-month period subsequent to: (i) the Term; or (ii) the cessation of the term of the Separation Payment made pursuant to Section 6(a)(v), 6(a)(vi), or 6(a)(vii), whichever is later.

d.Employer and Employee hereby agree to amend Section 7(e) of the Agreement in its entirety to read as follows:

(e)    Annual Equity Grant. Employee shall be eligible to receive an annual restricted share grant of Wynn Resorts, Limited common stock with a target value equivalent to 410% of the annual Base Salary for Employee in effect at the end of the applicable year, with vesting requirements consistent with comparable positions in the Company. Employee and Employer will enter into a separate restricted stock agreement incorporating the terms and conditions of each grant, including the grant date, vesting schedule, and termination provisions.

2.    Effectiveness. The amendments set forth in Section 1 shall be effective as of June 1, 2023.

3.    Other Provisions of Agreement. The parties acknowledge that the Agreement is being modified only as stated herein and agree that nothing else in the Agreement shall be affected by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

WYNN RESORTS, LIMITED

/s/ Ellen F. Whittemore
___________________________
Ellen F. Whittemore,
Executive Vice President,
General Counsel & Secretary

EMPLOYEE

/s/ Craig S. Billings
___________________________
Craig S. Billings